EXHIBIT 99.1

CONTACT:	Craig Smith	Scott Berwitz (PR) / Michael Gallo (IR)
	Time America, Inc.	KCSA Public Relations
	(800) 561-6366 x442	(212) 896-1272/ (212) 896-1258
	craigs@timeamerica.com	sberwitz@kcsa.com/ mgallo@kcsa.com

FOR IMMEDIATE RELEASE

TIME AMERICA ANNOUNCES RECORD FISCAL YEAR REVENUE

Revenue increases 14% over prior year

TEMPE, Ariz, August 4, 2004 – Time America, Inc., (OTCBB: TMAM), a leading developer and marketer of time and labor management solutions, today announced unaudited financial results for its fiscal fourth quarter and year ended June 30, 2004.

Revenue for the quarter ended June 30, 2004 was $1,277,293, a 15% increase over revenue of $1,106,547 in the year-ago quarter. The net loss for the quarter ended June 30, 2004 was $396,463, or $.03 per basic and diluted share, compared to a net loss of $63,308, or $.01 per basic and diluted share, for the year-ago quarter.

Revenue for the fiscal year ended June 30, 2004 was $4,837,121, a 14% increase over revenue of $4,256,854 in the prior fiscal year. The net loss for the fiscal year ended June 30, 2004 was $1,150,443, or $.09 per basic and diluted share, compared to a net loss of $152,728, or $.02 per basic and diluted share, for the prior fiscal year.

“While I am pleased with the revenue growth, actual orders received in fiscal Q4 were approximately $250,000 higher than recorded, and that revenue will be recognized in FY2005 as we fulfill the obligations of those agreements.  Service revenue increased 29% year-over-year.  Key sales wins in the quarter included the City of Phoenix, ARAMARK, Air Force Village, Maricopa RediMix and Wheeler Machinery,” stated Thomas Bednarik, President and CEO.

“One of the factors that impacted G&A expenses in the fourth quarter was costs associated with an acquisition attempt that was not consummated.  We continued to increase our market presence by attending major trade shows in the quarter (APA and SHRM), development of new marketing collateral and placement of ads and case studies in various market periodicals.  We also improved our website and contracted with a lead generation service which is producing a significant number of leads for both our direct and reseller channels.  We believe that these efforts will yield additional revenue-producing results for the Company in the future,” continued Bednarik.

The Company’s 100% HTML hosted web-based product, NETtime™, experienced an increase of 75% in the number of employees using the product on a fiscal year-over-year basis.  Revenue in the reseller channel increased by 13% compared to the same quarter last year.  A total of 9 new resellers were added in the quarter.  In addition, a number of new Business Partners were signed in the quarter including Talent Tree EmployHR Services, Great Lakes Solutions and Liberty Payroll.

The Company will hold a conference call today at 4:30 p.m. EST to discuss its 2004 fiscal fourth quarter and year end results.  To participate, call 888-394-8033 five minutes prior to the start of the call, or log on to www.kcsa.com for a live webcast of the call.  There will also be a replay of the call available until August 11, 2004 by dialing 877-519-4471 and entering the access code 5024136.

About Time America, Inc.

Time America Inc. (OTCBB: TMAM) is a leading provider of web-based, client-server and pc-based workforce management solutions. With more than 16 years of experience, Time America’s family of NETtime™, HourTrack™ and GENESIS™ solutions deliver cost-effective management of labor resources, automation of time and attendance, data collection, workforce scheduling and payroll processing. The Deloitte Technology Fast 500 recently honored Time America as one of the 500 fastest growing technology companies in North America. For more information, please visit the Time America  website at www.timeamerica.com.

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NETtime is a registered trademark of Time America, Inc.  All other names are the property of their respective owners.

Forward Looking Statements

Certain information and comments contained in this press release may be forward-looking statements (within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934). Factors set forth in the Company’s Annual Report on Form 10-KSB for the fiscal year ended June 30, 2003 and subsequently filed Form 10-QSB’s, together with other factors that appear in this press release or in the Company’s other Securities and Exchange Commission filings could affect the Company’s actual results and could cause the Company’s actual results to differ materially from those expressed in any forward-looking statements made by, or on behalf of the Company, in this press release.

You may register to receive Time America, Inc.’s future press releases or to download a complete Digital Investor Kit™ including press releases, regulatory filings and corporate materials by clicking on the “Digital Investor Kit™” icon at
 http://www.kcsa.com/Int IR.htm.

This release and prior releases are available on the Company’s Worldwide Website at www.timeamerica.com.

TIME AMERICA, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

	June 30, 2004	June 30, 2003
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$2,058,929	$245,795
Accounts receivable – trade, net	1,028,850	551,576
Inventory	370,784	232,815
Prepaid expenses and other current assets	290,546	34,451

Total Current Assets	3,749,109	1,064,637

Property and equipment, net	203,309	115,633
Other Assets	234,641	—

Total Assets	$4,187,059	$1,180,270

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)

Current Liabilities:
Current portion of long-term debt	$756,353	$283,148
Accounts payable	368,230	272,129
Accrued liabilities	187,385	209,288
Deferred revenue	416,514	250,012

Total Current Liabilities	1,728,482	1,014,577

Long-term debt, less current portion	2,337,345	597,505

Total Liabilities	4,065,827	1,612,082

Commitments:	—	—

Stockholders’ Equity (Deficit):
Common stock, $.005 par value, 50,000,000 shares authorized, 13,599,552 and 10,656,057 shares issued and outstanding	67,998	53,280
Contributed capital	8,027,121	6,338,351
Accumulated deficit	(7,973,887)	(6,823,443)

Total Stockholders’ Equity (Deficit)	121,232	(431,812)

Total Liabilities and Stockholders’ Equity (Deficit)	$4,187,059	$1,180,270

TIME AMERICA, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended June 30,		Years Ended June 30,
	2004	2003	2004	2003
	(unaudited)	(unaudited)	(unaudited)
Revenues:
Product sales	$911,056	$856,804	$3,686,428	$3,362,154
Services revenue	366,237	249,743	1,150,693	894,700

Total Revenues	1,277,293	1,106,547	4,837,121	4,256,854

Cost of Revenues:
Product	368,455	336,142	1,534,061	1,366,973
Services	142,500	144,796	589,643	530,346

Total Cost of Revenues	510,955	480,938	2,123,704	1,897,319

Gross Profit	766,338	625,609	2,713,417	2,359,535

Costs and Expenses:
Sales and marketing	521,175	344,010	1,903,044	1,112,762
Research and development	266,510	160,752	890,093	641,125
General and administrative	283,297	169,209	922,495	685,675

Total Costs and Expenses	1,070,982	673,971	3,715,632	2,439,562

Net Loss from Operations	(304,644)	(48,362)	(1,002,215)	(80,027)

Other Income (Expense):
Interest expense	(98,227)	(20,212)	(157,893)	(79,204)
Other	—	5,263	(7)	5,385
Interest income	6,408	3	9,672	1,118

	(91,819)	(14,946)	(148,228)	(72,701)

Net Loss	$(396,463)	$(63,308)	$(1,150,443)	$(152,728)

Basic Loss per Share	$(0.03)	$(0.01)	$(0.09)	$(0.02)

Weighted Average Number of Shares Outstanding	13,593,508	9,877,669	12,853,452	9,364,650